Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ONCOGENERIX, INC.,

THE STOCKHOLDERS’ REPRESENTATIVE,

THE PRINCIPAL STOCKHOLDERS,

DARA BIOSCIENCES, INC.

AND

ONCOGENERIX ACQUISITION CORPORATION

JANUARY 17, 2012

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4.22	Customers and Suppliers	27
4.23	Accuracy of Information Furnished by the Company; Full Disclosure	27

Article V REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS		28
5.1	Organization and Power	28
5.2	Authorization	28
5.3	Absence of Conflicts	28
5.4	Title	29
5.5	Litigation	29
5.6	Investment Representations	29

Article VI REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB		30
6.1	Organization and Power	30
6.2	Authorization of Transaction	30
6.3	Absence of Conflicts	30
6.4	Litigation	31
6.5	Brokers’ Fees	31
6.6	SEC Reports; Financial Statements	31
6.7	Absence of Certain Developments	31

Article VII TAX MATTERS COVENANTS		32
7.1	Stockholders Tax Indemnification	32
7.2	Closing of Taxable Period	32
7.3	Responsibility for Filing Tax Returns	32
7.4	Cooperation on Tax Matters	32
7.5	Tax Contests	33
7.6	Transfer Taxes	33

Article VIII EMPLOYMENT MATTERS AND OTHER COVENANTS		33
8.1	New Employment Arrangements	33
8.2	COBRA Coverage	34
8.3	Appointment of Directors	34

Article IX SURVIVAL, INDEMNIFICATION AND RELATED MATTERS		34
9.1	Survival	34
9.2	Indemnification	34
9.3	Escrow; Satisfaction of Losses	37

Article X ADDITIONAL AGREEMENTS		39
10.1	Press Releases and Announcements	39
10.2	Further Assurances	39
10.3	Expenses	39
10.4	Stockholders’ Representative	39

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Article XI MISCELLANEOUS		40
11.1	Amendment	40
11.2	Waiver	40
11.3	Notices	40
11.4	Binding Agreement; Assignment	41
11.5	Severability	41
11.6	No Strict Construction	42
11.7	Captions	42
11.8	Entire Agreement	42
11.9	Counterparts	42
11.10	Governing Law; Venue.	42
11.11	Waiver of Jury Trial	43
11.12	Parties in Interest	43
11.13	Exhibits and Schedules	43
11.14	Certain Interpretive Matters and Definitions	43

LIST OF EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Transmittal Letter

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of January 17, 2012, by and among Oncogenerix, Inc., a Nevada corporation (the “Company”); the stockholders of the Company listed on the signatures pages hereto (the “Principal Stockholders”); Christopher Clement, in his capacity as the Stockholders’ Representative; DARA BioSciences, Inc., a Delaware corporation (the “Buyer”); and Oncogenerix Acquisition Corporation, a Nevada corporation (the “Merger Sub”). The Company, the Principal Stockholders, the Stockholders’ Representative, the Buyer and the Merger Sub are each referred to herein as a “Party” and collectively as the “Parties.”

STATEMENT OF PURPOSE

A. The Buyer, the Merger Sub and the Company wish to effect a tax free business combination through a merger of the Merger Sub with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of the Nevada Revised Statues (the “N.R.S.”).

B. The respective Boards of Directors of each of the Buyer, the Merger Sub and the Company has (i) unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of their corporation and their corporation’s stockholders.

C. The requisite Stockholders of the Company have duly approved and adopted this Agreement, the Merger and the Transaction in accordance with the applicable provisions of the N.R.S.

D. The Buyer, as the sole stockholder of Merger Sub has duly approved and adopted this Agreement, the Merger and the Transaction in accordance with the applicable provisions of the N.R.S.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

“1933 Act” means the Securities Act of 1933, as amended.

“Action” means any claims, charges, arbitrations, grievances, actions, suits, proceedings or investigations.

“Affiliate” means and includes, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such specified Person, whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under any state, local or foreign income Tax law).

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Ancillary Agreements” means the other agreements attached (or forms of which are attached) as exhibits to this Agreement, and any document, certificate or instrument delivered pursuant hereto or thereto, including, but not limited to, the Key Employee Employment Agreements.

“Articles of Incorporation” means the Company’s Articles of Incorporation, as filed with the Secretary of State of the State of Nevada on February 2, 2011, as amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Nevada on October 27, 2011.

“Audited Financial Statements” has the meaning set forth in Section 4.6.

“Basket” has the meaning set forth in Section 9.2(e)(iii).

“Business Day” means any day other than Saturday, Sunday or any other day on which banks in Atlanta, Georgia or New York, New York are closed.

“Buyer” has the meaning set forth in the introductory paragraph hereof.

“Buyer Indemnitees” has the meaning set forth in Section 9.2(a)(i).

“Buyer Common Stock” means the common stock, par value $.01, of Buyer.

“Cap Amount” means that number of shares of Buyer Common Stock equal to fifteen percent (15%) of the aggregate Merger Consideration. For the avoidance of doubt, the Cap Amount shall be reduced on a dollar for dollar basis by the amount of any set-off against the Escrow Shares pursuant to the terms hereof (but not for amounts payable under Article VII).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), as amended, and all rules, regulations and standards issued thereunder.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” means, collectively, the Common Certificates and the Preferred Certificates.

“Change of Control” means (i) the consummation of a transaction or series of related transactions as a result of which any Person becomes the beneficial owner of, or obtains voting control over, more than fifty percent (50%) of the outstanding Buyer Common Stock; or (ii) the consummation by the Buyer of (A) a merger or consolidation of the Buyer with or into another

Person, in which the Buyer is not the continuing or surviving corporation or pursuant to which any shares of the Buyer Common Stock would be converted into cash, securities or other property of another Person, other than a merger or consolidation of the Buyer in which holders of Buyer Common Stock immediately prior to the merger or consolidation have the same proportionate ownership of Buyer Common Stock of the surviving corporation immediately after the merger as immediately before, or (B) a sale or other disposition of all or substantially all the assets of the Buyer in a single transaction or a series of related transactions.

“Closing” has the meaning set forth in Section 2.8.

“Closing Date” has the meaning set forth in Section 2.8.

“Closing Date Merger Consideration Shares” has the meaning set forth in Section 2.5(a).

“COBRA” means Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Coverage” means continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA or any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Certificate” shall mean a stock certificate which immediately prior to the Effective Time represented any shares of Common Stock.

“Common Stock” means the shares of the Company’s Common Stock, par value $0.01 per share.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Intellectual Property” means all Intellectual Property that is used or held for use by the Company in connection with the business of the Company.

“Company Intellectual Property Agreements” has the meaning set forth in Section 4.12(b)

“Company Securities” means any and all options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company, providing for the issuance, disposition or acquisition of any of the Company’s capital stock (other than this Agreement), and any and all stock appreciation, phantom stock or similar rights with respect to the Company Company’s capital stock.

“Company Stock” means the Common Stock and Preferred Stock.

“Confidential Information” means any confidential information with respect to the Company’s business, including methods of operation, pending or completed acquisitions of any company, division or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, customers, suppliers, competitors, markets or other specialized information or proprietary matters.

“Confidentiality Agreement” means that certain confidentiality agreement between the Buyer and the Company in effect as of the date hereof.

“Contingent Merger Consideration Shares” has the meaning set forth in Section 2.5(b).

“Contingent Earnout Period” has the meaning set forth in Section 2.5(b).

“Contract” means any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement, whether written or oral.

“Customer Revenue” means the aggregate revenue of the Buyer or its Affiliate from Marketed Products shipped and invoiced to customers of the Buyer, the Company, or any other Affiliate of the Company during the Contingent Earnout Period including revenue from orders shipped and invoiced during the Contingent Earnout Period but for which payment will not be received until after the Contingent Earnout Period, minus all amounts for refunds, returns, allowances, credits, rebates and charge-backs.

“Customer Revenue Calculation Notice” shall have the meaning given that term in Section 2.11(b).

“Designated Representations” has the meaning set forth in Section 9.1.

“Dispute Period” means the period ending thirty (30) days following receipt by an Indemnifying Party of a notice from an Indemnified Party pursuant to Section 9.2(c)(i).

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Liabilities” means any Liabilities that are (a) related to environmental issues, or (b) based upon or related to Pollutants or any provision of Environmental Requirements. The term “Environmental Liabilities” includes: (A) fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including reasonable attorneys’ and consultants’ fees), expenses and disbursements; (B) defense and other responses to any administrative or judicial Proceeding (including notices, claims, complaints, Orders, suits and other assertions of Liability); and (C) financial responsibility for cleanup costs and injunctive relief, including any corrective or remedial actions, and natural resource damages or remedial measures.

“Environmental Requirements” means all Legal Requirements concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, distribution, labeling, testing, processing, release, threatened release, control, or cleanup of any hazardous substance or pollutant, as such of the foregoing are in effect, prior to or on the Closing Date.

“ERISA” has the meaning set forth in Section 4.15(e).

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means the Escrow Agreement dated as of the Closing Date by and among the Buyer, the Escrow Agent and the Stockholders’ Representative, in substantially the form of Exhibit A attached hereto.

“Escrow Shares” means an aggregate number of shares of the Buyer’s Common Stock equal to 2.985% of the shares of the Buyer’s Common Stock issued and outstanding as of the Closing Date constituting Closing Date Merger Consideration Shares to which the Principal Stockholders are entitled pursuant to Schedule 2.5, and with respect to each Principal Stockholder, means such Principal Stockholder’s pro rata portion of the Escrow Shares based on the number of shares of Company Stock owned by such Principal Stockholder as a percentage of the Company Stock owned by all of the Principal Stockholders.

“Escrow Fund” has the meaning set forth in Section 2.8(a)(iv).

“Existing Debt” means all Indebtedness of the Company.

“Existing Debt Payoff Amount” means the amount necessary to fully discharge the Existing Debt outstanding as of the Effective Time, including any fees and expenses due in connection with such discharge.

“FDA” means the United States Food and Drug Administration.

“Financial Statements” has the meaning set forth in Section 4.6.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, court, tribunal, commission or other instrumentality or authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, and any official of any of the foregoing.

“IND” means an Investigational New Drug Application filed with the FDA or foreign equivalent.

“Indebtedness” means, with respect to the Company, without duplication, (i) any indebtedness related to past due payables in excess of 60 days owed to any vendors or suppliers of the Company or other Person, (ii) any indebtedness for borrowed money, whether short term or long term, or for the deferred purchase price of property or services, (iii) any indebtedness relating to a capitalized lease or other indebtedness arising under conditional sales contracts and other similar title retention instruments, (iv) all Liabilities in respect of outstanding letters of credit, acceptances and similar obligations, (v) all interest, fees, prepayment premiums, penalties, breakage costs and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (v), and (vi) all indebtedness referred to in the foregoing clauses (i) through (v) of any Person other than the Company that is directly or indirectly guaranteed by the Company.

“Indemnified Party” has the meaning set forth in Section 9.2(c)(i).

“Indemnifying Party” has the meaning set forth in Section 9.2(c)(i).

“Intellectual Property Right(s)” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents, design patents, and all registrations and applications therefore and all reissues, divisionals, re-examinations, corrections, renewals, extensions, provisionals, continuations and continuations in-part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (“Patents”); (ii) all trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions and confidential or proprietary information throughout the world (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefore and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights (“Mask Works”); (v) all industrial designs and any registrations and applications therefore throughout the world; (vi) all rights in domain names and applications and registrations therefore (“Domain Names”); (vii) all trade names, trade dress, logos or other corporate designations, common law trademarks and service marks, trademark and service mark registrations and applications therefore and all goodwill associated therewith throughout the world (“Trademarks”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights and publicity rights.

“Key Employee” has the meaning set forth in Section 8.1.

“Key Employee Employment Agreement” has the meaning set forth in Section 8.1.

“Knowledge” means with respect to an individual, that such individual will be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter, following reasonable inquiry. As applied to the Company in this Agreement, “Knowledge” means that any of the officers of the Company is actually aware of a particular fact or other matter, following reasonable inquiry. As applied to the Buyer or the Merger Sub in this Agreement, “Knowledge” means that the Buyer’s Chief Executive Officer, Lynn Morris, Linda Jett, Mary Kay Delmonico, or Ann Rosar is actually aware of a particular fact or other matter, following reasonable inquiry.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Authority.

“Leased Premises” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all leases, subleases, or other contracts pursuant to which the Company holds any Leased Premises.

“Legal Requirement” means and includes any federal, state, provincial, local, municipal, foreign, international, multinational, judicial Orders and determinations or other administrative Orders and determinations, constitution, law, ordinance, regulation or similar provision having the force or effect of law, rule or principle of common law, regulation, statute, or treaty, as the same are in effect or enacted on or prior to the Closing Date.

“Letter of Transmittal” means a letter of transmittal in the form attached hereto as Exhibit B.

“Liability” or “Liabilities” means all liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Company Intellectual Property” shall mean all Company Intellectual Property and Company Intellectual Property Rights, other than the Owned Company Intellectual Property.

“Licenses” has the meaning set forth in Section 4.14.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.

“Loss” or “Losses” has the meaning set forth in Section 9.2(a)(i).

"Market Capitalization" means the dollar figure equal to the product of the number of shares of Buyer Common Stock issued and outstanding multiplied by the Average Trading Price. For the purpose of any computation hereunder, the "Average Trading Price" per share of Buyer Common Stock on any date shall be deemed to be the average of the daily closing price per share of such shares for the ten consecutive trading days immediately prior to such date; provided, however, if prior to the expiration of such requisite ten trading day period the issuer announces either (i) a dividend or distribution on Buyer Common Stock payable in such shares or securities convertible into such shares or (ii) any subdivision, combination or reclassification of Buyer Common Stock, then, following the ex-dividend date for such dividend or the record date for such subdivision, as the case may be, the "Average Trading Price" shall be properly adjusted to take into account such event. The closing price for each day shall be, if the shares are listed and admitted to trading on a national securities exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such the Buyer Common Stock is listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the lowest bid price in the over-the-counter market, as reported by The NASDAQ Stock Market, Inc.’s OTC Bulletin Board service or such other system then in use. If the Buyer Common Stock is not publicly held or not so listed or traded or if, for the ten days prior to such date, no market maker is making a market in such shares, the Average Trading

Price of such Buyer Common Stock on such shares shall be deemed to be the fair value of such shares as determined in good faith by the Buyer’s Board of Directors. The term "trading day" shall mean, if such shares are listed or admitted to trading on any national securities exchange, a day on which the principal national securities exchange on which the Buyer Common Stock is listed or admitted to trading is open for the transaction of business or, if such shares are not listed or admitted, a Business Day.

“Marketed Products” means (i) any current or future product licensed to or owned by the Company and all enhancements and improvements thereof and which is marketed by the Buyer or any Affiliate of the Buyer, including the Company; (ii) any current or future product licensed to or owned by the Company that is FDA approved or cleared by the FDA for marketing and sale and all enhancements and improvements thereof; (iii) any new products that are discovered or developed by the Key Employees which are marketed by Buyer or any Affiliate of the Buyer, including the Company; and (iv) any new products that are developed based upon intellectual property owned by the Buyer if the development or marketing of such products results from the efforts of the Key Employees. For the avoidance of doubt, all products currently owned by or licensed to the Buyer or any Affiliate of the Buyer, immediately prior to the Effective Time shall not be considered Marketed Products.

“Material Adverse Change” means, any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations or business prospects of the Company, taken as a whole, or to the ability of the Company to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.5(a).

“Merger Sub” has the meaning set forth in the introductory paragraph hereof.

“NDA” means a New Drug Application filed with the FDA or foreign equivalent.

“Order” means any order, injunction, judgment, decree, ruling, writ, arbitration decision, award or assessment of a Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency) that does not require any board of director or shareholder approval or any other separate or special authorization of any nature and similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business.

“Owned Company Intellectual Property” shall mean that portion of the Company Intellectual Property and Company Intellectual Property Rights that is owned by the Company

“Party” and “Parties” has the meaning set forth in the introductory paragraph hereof.

“Pending Claim Escrow Amount” has the meaning set forth in Section 9.3(a).

“Pending Claim Escrow Excess” has the meaning set forth in Section 9.3(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Plan” has the meaning set forth in Section 4.15(e).

“Pre-Closing Tax Period” has the meaning set forth in Section 7.1.

“Preferred Certificate” shall mean a stock certificate which immediately prior to the Effective Time represented any shares of Preferred Stock.

“Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.01 per share.

“Principal Stockholders” has the meaning set forth in the introductory paragraph hereof.

“Pro Rata Percentage” means with respect to each Stockholder, a percentage equal to the pro rata share of the Merger Consideration payable to the Stockholder in accordance with the Articles of Incorporation as set forth on Schedule 2.5 attached hereto.

“Proceeding” means any action, arbitration, audit, demand, examination, hearing, claim, complaint, charge, investigation, litigation, proceeding or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Representative” means, with respect to a particular Person, any director, officer, manager, member, partner, stockholder, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Rosemont License” means that certain Exclusive Distribution Agreement dated as of June 29, 2011 by and between the Company and Rosemont Pharmaceuticals Limited.

“Safety Requirements” means all Legal Requirements concerning public health and safety, product safety, product liability, worker health and safety, including the Occupational Safety and Health Act, as enacted or in effect, on or prior to the Closing Date.

“Stockholder” means a holder of Company Stock.

“Stockholders’ Representative” has the meaning set forth in Section 10.4.

“Stockholders’ Representative Parties” has the meaning set forth in Section 10.4.

“Stockholders’ Transaction Expenses” means, to the extent payable by the Company (and not paid by the Company or the Stockholders before the Closing), costs and expenses incurred by or on behalf of the Company and the Stockholders in connection with the preparation, execution and performance of this Agreement and the Ancillary Agreements, up to a maximum amount of $10,000, including all fees and out of pocket expenses due all attorneys, accountants and financial advisors of the Company and the Stockholders (but excluding, for the avoidance of doubt, any income Taxes imposed on the Stockholders as a result of the Transaction), plus all fees of Ladenburg Thalmann & Co. (“LTC”), or its affiliates, due as a result of the consummation of the Transaction pursuant to an agreement mutually agreed to by Buyer and LTC. For the avoidance of doubt, (i) Stockholders’ Transaction Expenses shall in no event exceed $10,000, and (ii) neither the Company nor the Stockholders shall be responsible for any fees of LTC, or its affiliates, due as a result of the consummation of the Transaction.

“Straddle Period” has the meaning set forth in Section 7.2.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property owned or leased by the Company.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (ii) any Liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being or having been a member of an Affiliated Group, or (iii) any Liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

“Tax Contest” means any audit, claim, dispute or controversy relating to Taxes, including any Proceeding, assessment or adjustment.

“Tax Effective Time” has the meaning set forth in Section 7.2.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related, supporting, supplemental, or amending schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Third Party Proceeding” has the meaning set forth in Section 9.2(c)(i).

“Transaction” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Treasury Regulation” means any Treasury Regulations (including temporary regulations) promulgated by the United States Department of the Treasury with respect to the Code, as amended.

“Unaudited Financial Statements” has the meaning set forth in Section 4.6.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Merger Sub shall, pursuant to the provisions of the applicable provisions of the N.R.S., be merged with and into the Company (the “Merger”), and the separate corporate existence of the Merger Sub shall thereupon cease in accordance with the provisions of the applicable provisions of the N.R.S. The Company shall be the surviving corporation in the Merger and shall continue to exist as the surviving corporation pursuant to the provisions of the applicable provisions of the N.R.S. The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the applicable provisions of the N.R.S. From and after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation.”

2.2 Certificate of Merger. On the Closing Date and subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Nevada and by making all other filings or recordings required under the applicable provisions of the N.R.S. in connection with the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the applicable the N.R.S. The Merger shall be effective at the time and on the date of the filing of the Certificate of Merger in accordance with the applicable provisions of the N.R.S., which filing shall occur on the Closing Date (the “Effective Time”).

2.3 Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation of the Company shall remain the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the applicable provisions of the N.R.S. and such Articles of Incorporation. The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

2.4 Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of the Surviving Corporation shall be those persons who were the directors of the Merger Sub immediately prior to the Effective Time, and (ii) the officers of the Surviving Corporation shall be those persons who were the officers of the Merger Sub immediately prior to the Effective Time.

2.5 Merger Consideration. The aggregate merger consideration (the “Merger Consideration”) due with respect to the securities of the Company shall consist of the Closing Date Merger Consideration Shares, the Escrow Shares and the Contingent Merger Consideration Shares.

(a) Closing Date Merger Consideration Shares. That portion of the Merger Consideration payable to the Stockholders at the Effective Time of the Merger shall be the sum of (i) 1,114,560 shares of Buyer Common Stock, which is equal to 19.9% of the Buyer Common Stock issued and outstanding immediately prior to the Effective Time, minus (ii) the Escrow Shares (the “Closing Date Merger Consideration Shares”).

(b) Contingent Merger Consideration Shares.

(i) In addition to the Closing Date Merger Consideration Shares, the Stockholders shall, subject to the approval of at least a majority of the outstanding shares of the issued and outstanding shares of Buyer Common Stock, be entitled to the following additional merger consideration (collectively, the “Contingent Merger Consideration Shares”) based upon the achievement by the Buyer of the following financial milestones during the period beginning at the Effective Time and ending on the date that is sixty (60) months following the Closing Date (the “Contingent Earnout Period”):

(A) that number of shares of Buyer Common Stock equal to 3.98% of the Buyer Common Stock issued and outstanding immediately prior to the Effective Time (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Buyer Common Stock) if the aggregate Customer Revenue is at least $5,000,000 or the Buyer has a Market Capitalization of at least $75,000,000 at any time during the Contingent Earnout Period;

(B) that number of shares of Buyer Common Stock equal to 3.98% of the Buyer Common Stock issued and outstanding immediately prior to the Effective Time (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Buyer Common Stock) if the aggregate Customer Revenue is at least $10,000,000 or the Buyer has a Market Capitalization of at least $150,000,000 at any time during the Contingent Earnout Period;

(C) that number of shares of Buyer Common Stock equal to 3.98% of the Buyer Common Stock issued and outstanding immediately prior to the Effective Time (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Buyer Common Stock) if the aggregate Customer Revenue is at least $15,000,000 or the Buyer has a Market Capitalization of at least $200,000,000 at any time during the Contingent Earnout Period;

(D) that number of shares of Buyer Common Stock equal to 3.98% of the Buyer Common Stock issued and outstanding immediately prior to the Effective Time (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Buyer Common Stock) if the aggregate Customer Revenue is at least $20,000,000 or the Buyer has a Market Capitalization of at least $250,000,000 at any time during the Contingent Earnout Period; and

(E) that number of shares of Buyer Common Stock equal to 3.98% of the Buyer Common Stock issued and outstanding immediately prior to the Effective Time (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Buyer Common Stock) upon the consummation by the Buyer of the first equity financing or series of related equity financings as a result of which the Buyer receives an aggregate of at least $10,000,000 in gross proceeds at any time during the Contingent Earnout Period; and

(F) upon the consummation of Change of Control of the Buyer at any time during the Contingent Earnout Period, if, and only if, the Company has any Marketed Products at the time such Change of Control transaction is consummated, 1,114,560 shares of Buyer Common Stock, which is equal to 19.9% of the Buyer Common Stock issued and outstanding immediately prior to the Effective Time, (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Buyer Common Stock) minus that number of the Contingent Merger Consideration Shares previously issued by the Buyer pursuant to the preceding clauses (i) through (v) of this Section 2.5(b).

(ii) If the employment of a Key Employee is terminated by the Buyer without “Cause” (as defined in such Key Employee’s Key Employee Employment Agreement) or if the Key Employee terminates his employment with the Buyer with “Good Reason” (as defined in such Key Employee’s Key Employee Employment Agreement), then, if, and only if, such termination by the Buyer without “Cause” or by the Key Employee with Good Reason occurs during the Initial Term (as defined in such Key Employee’s Key Employee Employment Agreement) and after a Qualified Public Offering (as defined in such Key Employee’s Key Employee Employment Agreement), subject to the approval of at least a majority of the outstanding shares of the issued and outstanding shares of Buyer Common Stock, such Key Employee shall be immediately entitled to his pro rata portion of the previously unissued Contingent Merger Consideration Shares. Each Key Employee’s pro rata portion of the Contingent Merger Consideration Shares is reflected on Schedule 2.5 of this Agreement. Such Key Employee’s right to receive Contingent Merger Consideration Shares pursuant to this Section 2.5(b)(ii) is subject to all provisions of this Agreement applicable to the Contingent Merger Consideration Shares, including without limitation the Buyer’s right to satisfy any Buyer Indemnitee Losses by set-off against the Contingent Merger Consideration Shares to which such Key Employee is entitled pursuant to Section 9.3(b). Upon issuance to a Key Employee of his pro rata portion of the Contingent Merger Consideration Shares pursuant to this Section

2.5(b)(ii), Buyer shall be deemed to have fully satisfied and discharged its obligations with respect to such Key Employee’s portion of the Contingent Merger Consideration Shares, and Buyer shall not be liable to such Key Employee in respect thereof.

(c) Stockholders Entitled to Receive Merger Consideration. The Merger Consideration shall be allocated and paid in accordance with Schedule 2.5 attached hereto and the provisions of this Article II. The Company and the Principal Stockholders warrant that no Person has any other rights to any portion of the Merger Consideration except as set forth in Schedule 2.5 hereof.

(d) The Buyer agrees that it shall submit to its stockholders at its next annual meeting of the stockholders, which shall be held on or prior to May 31, 2012, a proxy statement that includes a proposal for the issuance of the Contingent Merger Consideration Shares to the Stockholders subject to and in accordance with the terms hereof and a recommendation of the Buyer to approve such issuance. If Buyer’s stockholders do not approve such issuance at such annual stockholders meeting, then the Buyer agrees to submit a new proxy statement to its shareholders seeking approval of such issuance at the next three annual stockholders meetings (i.e., ending with the 2015 annual meeting of the stockholders), unless and until such issuance has been approved.

2.6 Effect on Securities of the Company and Merger Sub.

(a) By virtue of the Merger and without any action on the part of any holder thereof or any party hereto, as of the Effective Time, each share of Company Stock issued and outstanding immediately prior to the Effective Time (except for shares held in the Company’s treasury) shall be cancelled and converted into the right to receive said Stockholder’s portion of the Merger Consideration in accordance with Schedule 2.5 hereof, if any, without interest.

(b) Effect on Treasury Stock. As of the Effective Time, shares of Company Stock in the Company’s treasury shall be cancelled and retired and shall cease to exist, and no payment shall be made in respect thereof.

(c) Effect on Stockholders Rights; Transfer. As of the Effective Time, the Stockholders of Company Stock shall cease to have any rights with respect to such Company Stock, except the right to receive the applicable portion of the Merger Consideration in accordance with Schedule 2.5 hereof. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or affidavits, as the case may be, are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided for, and in accordance with, the provisions of Section 2.9.

(d) Effect on Company Securities. Immediately prior to the Closing, in connection with the Merger, the Company shall cause all outstanding Company Securities to be exercised or cancelled and terminated, so that the Company shall have no further liability with respect to, and no Company Stock shall be issuable under, such Company Securities as of the Closing.

(e) Effect on Securities of Merger Sub. As of the Effective Time, each share of capital stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall, without any action on the part of Merger Sub, be converted on a one-for-one basis into shares of the corresponding class of capital stock of the Surviving Corporation.

(f) Waivers. Prior to the Closing, the Company shall use its commercially reasonable efforts to obtain any necessary waivers, consents or releases, in form and substance reasonably satisfactory to the Buyer, from the holders of Options or warrants issued by the Company required to give effect to the transactions contemplated by this Section 2.6.

2.7 Dissenting Shares. Each Stockholder of the Company immediately prior to the Effective Time has properly waived such Stockholder’s dissenters’ rights with respect to the Transaction under the applicable provisions of the N.R.S.

2.8 The Closing Date. The closing of the Transaction (the “Closing”) shall take place at the offices of Womble Carlyle Sandridge & Rice, LLP in Atlanta, Georgia, at 10:00 a.m. local time on January 17, 2012, or at such other place or on such other date as is mutually acceptable to the Parties. The date of the Closing is referred to herein as the “Closing Date”.

2.9 Closing; Payment of Merger Consideration.

(a) Closing; Issuance of Closing Date Merger Consideration Shares. Subject to the conditions set forth in this Agreement, the Parties agree that the following transfers shall occur at the Closing:

(i) each of the Stockholders shall deliver to the Buyer fully-completed and executed Letters of Transmittal, together with all attachments thereto, and Certificates or, in the event that any Certificate shall have been lost, stolen or destroyed, an affidavit of that fact and providing for indemnification by the registered Stockholder of such lost, stolen or destroyed Certificate;

(ii) the Buyer shall deliver to the Stockholders’ Representative or the Stockholders, if so directed by the Stockholders’ Representative, the Closing Date Merger Consideration Shares, which shares shall be issued pursuant to the Letter of Transmittal delivered to the Buyer by such Stockholder;

(iii) the Company shall deliver evidence that the amount of any Existing Debt Payoff Amount has been paid by it; and

(iv) the Buyer shall deposit the Escrow Shares with the Escrow Agent, and the Escrow Agent shall hold the Escrow Shares in a separate account (the “Escrow Fund”), which shall be governed by the terms of the Escrow Agreement, for purposes of the payment to the Buyer or the Stockholders’ Representative, as the case may be, of indemnification claims of Buyer Indemnitees required by Article IX; and

(v) the Company shall cause its legal counsel to deliver to the Buyer an opinion letter relating to the Transaction, in form and substance reasonably acceptable to the Buyer;

(vi) the Buyer, Merger Sub, the Stockholders and the Company, as applicable, shall deliver such certificates and other agreements, documents and instruments as reasonably requested by the other Party.

(b) Post-Closing; Issuance of Contingent Merger Consideration Shares. The Buyer shall deliver an amount equal to the Stockholders’ Transaction Expenses to the applicable Persons to whom such amounts are owed within fifteen (15) days following the Closing Date. Subject to the conditions set forth in this Agreement, the Parties agree that within fifteen (15) Business Days of determination of the Customer Revenue pursuant to Section 2.11, the Buyer shall deliver the Contingent Merger Consideration Shares to which the Stockholders are entitled to the Stockholders’ Representative, or directly to the Stockholders if so instructed by the Stockholders’ Representative. Upon the payment of the Merger Consideration, including the delivery of the Contingent Merger Consideration Shares to which the Stockholders are entitled, if any, to the Stockholders’ Representative, Buyer shall be deemed to have fully satisfied and discharged its obligations with respect to such portion of the Merger Consideration delivered to the Stockholders’ Representative, Buyer shall not be liable to any of the Stockholders in respect thereof and the Stockholders shall look only to the Stockholders’ Representative for any such amounts.

2.10 Deduction for Taxes. Each of the Escrow Agent, the Surviving Corporation and the Buyer shall be entitled to deduct and withhold from the portion of the Merger Consideration, that number of shares of Buyer Common Stock equal in value (based on the closing price of the Buyer Common Stock on the day immediately preceding the date such shares are to be delivered) to such amounts as are required to be withheld with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of United States federal, state or local Tax laws. To the extent that amounts are so withheld, such withheld amounts shall be paid to the applicable Governmental Authority and treated for all purposes of this Agreement as having been paid to the holder thereof in respect of which such deduction and withholding was made.

2.11 Determination of Customer Revenue and Delivery of Contingent Merger Consideration Shares.

(a) The Principal Stockholders and the Company hereby acknowledge and agree that, notwithstanding anything else contained in the Agreement or any Ancillary Agreement, none of the Buyer, Merger Sub or any of their respective Affiliates have made or shall be deemed to have made any representation, warranty or guarantee related to the Buyer’s, the Surviving Corporation’s or any of their respective Affiliates’ or any of their respective employees’, officers’, directors’ or agents’ ability to sell any Marketed Products; provided, however that they shall use their reasonable commercial efforts to sell the Marketed Products; provided, further that the Buyer or any of its Affiliates shall have the right to discontinue marketing or offering for sale any products, as determined by it in good faith. The Parties hereby acknowledge and agree that none of Buyer, the Surviving Corporation or any of their respective Affiliates shall have any obligation to sell any Marketed Products after the Closing and none of the Buyer, the Surviving Corporation or any of their respective Affiliates shall be liable for any Loss or any other claims or actions against or related to the strategy, operations, efforts or method used by Buyer, the Surviving Corporation or their respective Affiliates or any of their Representatives to sell or refrain from selling any Marketed Products after Closing.

(b) The Buyer shall provide to the Stockholders’ Representative not more than thirty (30) calendar days following the expiration of the applicable period for the calculation of the applicable Contingent Merger Consideration Shares a certificate signed by an executive officer of the Buyer showing its calculation of the Customer Revenue for the applicable period in reasonable detail (the “Customer Revenue Calculation Notice”). The Surviving Corporation shall provide the Stockholders’ Representative reasonable access to the books, records, working papers and other information supporting such calculation of the Customer Revenue. The Buyer's calculation of Customer Revenue shall be conclusive and binding on the Parties absent manifest error unless the Stockholders deliver a notice as specified below objecting to such calculation. The Stockholders’ Representative shall be provided access to the books and records of the Buyer and the Company and if they disagree with Buyer’s calculation of the Customer Revenue they may within ten days of their receipt of written notification of such calculation deliver a notice to the Buyer disagreeing with such calculation. If the parties are unable to agree upon the calculation they shall retain a third party to review the calculation. If the third party determines that the Customer Revenue has been understated by ten percent or more then the Buyer will pay the fees of such third party and immediately issue any shares that should be issued to the Stockholders based upon the third part calculation. If the Customer Revenue has been overstated by ten percent or more then the Stockholders shall pay the fees of such third party. In all other cases the Buyer and the Stockholders’ Representative shall equally share the fee of such third parry. Any understatement shall immediately be rectified by the Buyer.

2.12 Legends and Restrictions. The shares of Buyer Common Stock, and any securities issued in respect thereof or exchange therefor, issued to the Stockholders as Merger Consideration shall be imprinted with a conspicuous legend in substantially the following form (unless otherwise permitted under this Agreement):

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO REGISTRATIONS UNDER APPLICABLE SECURITIES LAWS, OR (ii) IF, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT REGISTRATION.”

Upon the request of a Stockholder or any successor holder of any shares of Buyer Common Stock issued as Merger Consideration, accompanied by an opinion of counsel selected by such Stockholder or successor holder, which opinion and other counsel are reasonably satisfactory to the Buyer, to the effect that a transfer by the holder will not violate the 1933 Act or applicable state or other securities laws, the Buyer shall remove the legend from the Buyer Common Stock held by the holder or shall issue to the holder a new certificate for Buyer Common Stock without the transfer legend.

2.13 Tax Intent of the Parties. It is the intention of the parties that the Merger be treated as a reorganization qualifying under Section 368(a) of the Code. The Parties shall use their commercially reasonable efforts to take all reasonable actions necessary to cause the Merger to qualify as a reorganization pursuant to such section of the Code and shall treat the Merger accordingly on their respective Tax Returns.

ARTICLE III

CONDITIONS TO CLOSING

[INTENTIONALLY OMITTED]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to the Buyer and the Merger Sub to enter into this Agreement, the Company hereby represents and warrants to the Buyer and the Merger Sub that, as of the date hereof and as of the Closing Date:

4.1 Organization and Corporate Power. The Company is a corporation, duly organized, validly existing and in good standing under the Legal Requirements of the State of Nevada, has the full corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and presently proposed to be conducted, and is duly qualified to do business as a foreign corporation in each of the jurisdictions listed in Schedule 4.1 attached hereto, which constitute all of the jurisdictions in which the failure to so qualify would have a material adverse effect on the Company. The Company furnished to the Buyer complete and correct copies of its Articles of Incorporation and Bylaws of the Company, each as in effect as of the date hereof.

4.2 Authorization of Transaction. The Company has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is a party and to consummate the Transaction. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the Transaction have been duly and validly authorized and approved by all requisite action on the part of the Company, including all action required to be taken by the Stockholders, and no other approval or other proceedings (corporate or otherwise) on the part of the Company or the Stockholders are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the Transaction. Each Stockholder of the Company has properly waived such Stockholder’s dissenters’ rights with respect the Transaction under the applicable provisions of the N.R.S. This Agreement and each of the Ancillary Agreements to which the Company is a party has been duly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies.

4.3 Capitalization. The authorized, issued and outstanding shares of capital stock of the Company immediately as of the Closing are set forth on Schedule 4.3. All the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and are free of preemptive right, and all shares of capital stock of the Company reserved for issuance upon exercise or vesting of outstanding options or warrants to purchase any shares of Company Stock will be, upon issuance, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the Closing (a) there are no outstanding or authorized Company Securities; (b) there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Company Stock; and (d) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of shares of Company Stock.

4.4 No Investments. As of the Effective Time, the Company does not own or hold the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person or other business.

4.5 Absence of Conflicts. Except as set forth on Schedule 4.5, neither the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party nor the consummation or performance of the Transaction in accordance with the terms of this Agreement and the Ancillary Agreements will (with or without notice or lapse of time, or both): (a) contravene, conflict with, or result in a violation of any provision of the Articles of Incorporation or the Bylaws of the Company; (b) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge the Transaction under, any Legal Requirement to which the Company or its business, properties or assets may be subject; (c) contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any License that is held by the Company; (d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, or give rise to a purchase or comparable right under, or result in the loss of any benefit or right under, any Contract (including the Rosemont License) to which the Company is a party or by which any of its properties or assets is bound, including, but not limited to, the Contracts listed on Schedule 4.11; or (e) result in the imposition or creation of any Lien upon or with respect to any of the properties or assets owned or used by the Company.

4.6 Financial Statements. Prior to the Closing, the Company has delivered to the Buyer the audited financial statements of the Company (audited balance sheet and statements of operations, cash flow and stockholders’ equity) for the period ended July 31, 2011 (the “Audited Financial Statements”) and current year management prepared unaudited financial statements of the Company (balance sheet and statement of operations) for the period ended November 30, 2011 (the “Unaudited Financial Statements”, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP from the accounting records of the Company applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly and accurately present the financial condition and operating results of the Company in all material respects as of the respective dates and for the respective periods indicated, and are consistent with the method in which they are presented, all in accordance with GAAP. The Company also has delivered to the Buyer copies of all letters from the Company’s auditors to its boards of directors or audit committee since inception, together with copies of all responses thereto.

4.7 Absence of Undisclosed Liabilities.

(a) Except as set forth on Schedule 4.7, the Company has no Liabilities arising out of transactions entered into prior to the Effective Time, except: (i) Liabilities stated in the Unaudited Financial Statements, and (iii) Liabilities that have arisen after the date of the Unaudited Financial Statements in the Ordinary Course of Business.

(b) Without limiting the generality of the foregoing, except as set forth on Schedule 4.7, the Company has complied in all material respects with all material applicable Legal Requirements, and the Company has not received notice or other written communication alleging a violation of any applicable Legal Requirement.

4.8 Absence of Certain Developments. Except as disclosed on Schedule 4.8, since July 31, 2011 through the date hereof, there has occurred no change which, individually or in the aggregate, has resulted in a Material Adverse Change of the Company. Except as set forth on Schedule 4.8 and except as expressly required by this Agreement, since July 31, 2011, (x) the Company has operated the business in all material respects in the Ordinary Course of Business and (y) the Company has not:

(a) made any loans or advances to, or guarantees for the benefit of, any Person;

(b) incurred any Indebtedness other than in the Ordinary Course of Business;

(c) mortgaged, pledged or subjected, or allowed or suffered to become subject, to any Lien, any material portion of its properties or assets;

(d) entered into, amended (including through waivers or other modifications) or terminated, any Lease or contract (other than in the Ordinary Course of Business);

(e) made or granted any bonus or any wage, salary or compensation increase (including with respect to any severance or change in control payment) in excess of $10,000 to any current or former director, officer, employee or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(f) made any capital expenditure or commitments for capital expenditures or any investment in any other Person, or entered into any Lease or lease of capital equipment;

(g) changed or authorized any change in the Articles of Incorporation or Bylaws of the Company;

(h) declared, set aside or paid any dividends or made any other distributions with respect to, or purchased, redeemed or otherwise acquired or agreed to acquire, any shares of capital stock or other securities of the Company (including any warrants, options or other rights to acquire capital stock or other equity securities;

(i) changed or authorized any change in its accounting practices or policies or method of accounting for any items in the preparation of the financial statements of the Company;

(j) incurred any physical damage, destruction or other casualty loss, whether or not covered by insurance, affecting any of its property;

(k) entered into any settlement, conciliation or similar contract involving claims, or paid, discharged, settled, waived or satisfied any material Liabilities or rights of the Company;

(l) any waiver of any material rights or claims of the Company;

(m) any cancellation, or agreement to cancel, any Indebtedness or other obligation owing to the Company;

(n) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of the Company; or

(o) entered into or approved any contract, arrangement or understanding to do, engage in or cause or having the effects of, any of the foregoing.

4.9 Title to Assets.

(a) The Company does not own any land or other interest in real property.

(b) Schedule 4.9(b) sets forth the address of all Leased Premises and a true and complete list of all Leases for each of the Leased Premises. The Company has delivered to the Buyer a complete and correct copy of each such Lease. The Leased Premises constitute all of the real property used, occupied or held for use by the Company.

(c) Except as set forth on Schedule 4.9(c), the Company has good and marketable title to (or in the case of assets identified as leased in the books and records of the Company, a valid leasehold interest in) the Tangible Personal Property that is shown on the Unaudited Financial Statements or acquired thereafter, free and clear of all Liens.

4.10 Taxes. The Company has filed all Tax Returns that it was required to file for all applicable Taxes, for all years and periods, and portions thereof for which the due date (with extension) falls on or before the Closing Date, the Company has not waived any statute of limitations or is currently the beneficiary of any extension of time within which to file any Tax Return. All such Tax Returns are complete and correct in all material respects, and proper records have been maintain to substantiate the accuracy and correctness of all such Tax Returns. There are no liens for Taxes (other than for Taxes not yet due and payable) upon any of the assets of the Company. Except as set forth on Schedule 4.10, with respect to Taxes of the Company, there are no Tax Contests or investigations by any Governmental Authority pending or ongoing, no written notice that a Tax Contest or investigation is pending or proposed has been received from any Governmental Authority, and, to the Knowledge of the Company, no Tax Contest or investigation has been threatened. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to taxation by that jurisdiction. The Company has timely withheld and paid over to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person, including any employee, equityholder or creditor, and the Company has properly completed and timely filed all IRS Forms W-2, 1042 and 1099 (and similar forms) required with respect thereto. Subject to the approval by the requisite Stockholders pursuant to Section 280G(b)(5) of the Code, the Company has not made, and is not and will not become obligated to make, any payments that will be nondeductible under Section 280G of the Code. There are no unpaid Taxes of the Company relating to or arising out of any period (or partial period) ending on or prior to the Closing Date, except to the extent that such Taxes, being current Taxes not yet due and payable, are properly accrued by the Company on the Unaudited Financial Statements or have been properly accrued since the date of the Unaudited Financial Statements in the Ordinary Course of Business, and since the date of the Unaudited Financial Statements the Company has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business. Except as set forth in Schedule 4.10, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by the Company, or that include or are treated as including, the Company with respect to any Tax assessment or deficiency or Tax Contest affecting the Company.

4.11 Contracts and Commitments. Attached as Schedule 4.11 is the list of Contracts provided by the Company to Buyer in the course of Buyer’s due diligence. Except as described in Schedule 4.11 the Company is not a party to any other material agreement, Contract or arrangement. All of the Contracts listed on Schedule 4.11 are in full force and effect and are legal, valid, and binding obligations of the Company, enforceable in accordance with their terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company is in compliance with all terms and requirements of each such Contract and, to the Knowledge of the Company, each other Person that is party to any such Contract is in material compliance with the terms and requirements of such Contract. To the Knowledge of the Company, no event has occurred or circumstance existing that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any such Contract. There are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by the Company under any such Contract other than with respect to non-material amounts in the Ordinary Course of Business, and no Person has made a written demand for such renegotiation. The Company has not released or waived any of its rights under any Contract listed on Schedule 4.11.

4.12 Intellectual Property.

(a) Schedule 4.12(a) contains a complete and accurate list of the following, to the extent they are Owned Company Intellectual Property: (i) all registered Trademarks and applications therefor; (ii) all Patents; (iii) all registered Copyrights and applications therefor; and (iv) all Domain Names, in each case listing, if and as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. To the Knowledge of the Company, all such Owned Company Intellectual Property is valid and enforceable. All of the Intellectual Property Rights, to the extent they are Owned Company Intellectual Property, are owned beneficially, and with respect to applications and registrations therefor, of record, solely by the Company, and the Company is solely responsible for the costs of acquisition, development, maintenance, and prosecution of such Company Intellectual Property Rights, and all necessary registration, maintenance, renewal and other relevant filing fees in connection with such Company Intellectual Property Rights have been timely paid, and all necessary documents, certificates and other relevant filings in connection with any of the foregoing have been timely filed, with the relevant Governmental Authorities and Internet domain name registrars in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Intellectual Property Rights. There are no actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Intellectual Property Rights.

(b) Schedule 4.12(b) contains a complete and accurate list of all Contracts material to the Company as of the date hereof (i) under which the Company uses or has the right to use any Licensed Company Intellectual Property, other than licenses and related services agreements for commercially available Intellectual Property or (ii) under which the Company has transferred, assigned or licensed to others the right to use any Company Intellectual Property or Company Intellectual Property Rights, other than, in the case of clauses (i) and (ii), any customer, developer, distributor, referral, agency, consulting, promotion, and reseller licenses and other agreements entered into in the ordinary course of business consistent with past practice, in each case specifying the parties to the agreement (such agreements, the “Company Intellectual Property Agreements”). To the Knowledge of the Company, as of the date hereof, there are no pending disputes regarding the scope of such Company Intellectual Property Agreements, performance under the Company Intellectual Property Agreements, or with respect to payments made or received under such Company Intellectual Property Agreements. No Company Intellectual Property Agreements give ownership or exclusive rights to any improvements or derivative works of any Licensed Company Intellectual Property made by the Company, except where the Company has a license or other rights to make use of such improvements or derivative works, or such improvements or derivative works are not material to the business of the Company.

(c) The Company owns all right, title and interest in the Owned Company Intellectual Property, free and clear of all Liens other than (i) encumbrances, licenses, restrictions or other obligations arising under any of the Company Intellectual Property Agreements, and (iii) Liens that would not result in, individually or in the aggregate, a Material Adverse Change. The Company owns or have sufficient rights to use the Company Intellectual Property as currently used and proposed to be used by the Company.

(d) The Company has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property, and to the Knowledge of the Company, as of the date hereof, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. To the Knowledge of the Company, all use and disclosure by the Company of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful, except to the extent that any use or disclosure of any Trade Secret owned by another Person that was not done in accordance with a written agreement would not result in, individually or in the aggregate, a Material Adverse Change.

(e) As of the date hereof, (i) the Company has not infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property Rights of any third party and (ii) no third party is infringing or otherwise violating any Owned Company Intellectual Property.

(f) As of the date hereof, the Company has not received written notice of a claim that the conduct of the Company’s business infringes, misappropriates, or otherwise violates the Intellectual Property Rights of a third Person. As of the date hereof, the Company is not subject to any Order that restricts or impairs the use of any material Company Intellectual Property Rights, other than restrictions or impairments that would not result in, individually or in the aggregate, a Material Adverse Change.

(g) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in (i) the Company granting to any third party any rights or licenses to any Company Intellectual Property Rights except as set forth in any of the Company Intellectual Property Agreements, (ii) any third Person that is a party to a Company Intellectual Property Agreement having the right to terminate the applicable Company Intellectual Property Agreement, (iii) the imposition of any Lien on any Owned Company Intellectual Property, or (iv) the Company or the Buyer being obligated to pay any royalties, fees, honoraria or other amounts to any third party in excess of those payable by the Company prior to the Closing Date pursuant to contracts to which the Company is a party or by which it is bound.

4.13 Brokerage. Except as set forth on Schedule 4.13, no broker, finder or investment banker acting on behalf of the Stockholders or the Company is entitled to any fee, commission or other payment from the Stockholders or the Company in connection with this Agreement or the Transaction.

4.14 Governmental Licenses and Permits. Schedule 4.14 contains a complete and correct listing of all permits, licenses, franchises, certificates, approvals, registrations, accreditations and other authorizations of Governmental Authorities (including all licenses, permits and other authorizations that are required pursuant to any Environmental Requirements for the occupancy of its properties or facilities, or the operation of its businesses) (collectively, the “Licenses”) owned or possessed by the Company, and to the Company’s Knowledge, no other Licenses are required in the conduct of the business of the Company as currently conducted or as proposed to be conducted. Except as set forth on Schedule 4.14, all Licenses are in full force and effect and the Company is operating and each of the Company has operated in compliance with all such Licenses as well as the applicable orders, approvals and variances related thereto, and are not in violation of any of the foregoing. Except as specifically provided on Schedule 4.14, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by any such Licenses.

4.15 Employment and Labor Matters.

(a) Schedule 4.15(a) attached hereto sets forth a true, correct and complete list of: (i) all written agreements with any employee, officer, director or consultant of the Company, including without limitation all non-competition agreements, (ii) their current fixed and variable rate of compensation and benefits, (iii) their accrued vacation, if applicable, and (iv) all agreements which provide for severance benefits to be paid or payable to any employee, officer, director or consultant of the Company. The Company has not entered into any other agreements with any director, officer or employee of the Company, including without limitation, any agreement granting severance benefits or benefits payable upon a change of control of the Company.

(b) There are no former employees of the Company, who are entitled to, or receiving, COBRA Coverage as of the date of this Agreement.

(c) Since its formation, the Company has not been the subject of any union activity or labor dispute, nor has there been any strike of any kind or similar labor activity called, or threatened to be called, against the Company; and, to the Knowledge of the Company, the Company has not violated in any material respects any applicable federal or state law or regulation relating to labor or labor practices with regard to the operations of the Company, including, without limitation, all laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination and similar employment activities, and the Company is not a party to any collective bargaining agreement affecting the Company.

(d) With respect to the business conducted by the Company, there are no unpaid wages, bonuses or commissions (other than those not yet due) nor does the Company owe any Tax, penalty, assessment or forfeiture for failure to comply with any of the foregoing.

(e) The Company does not maintain, contribute to or have any Liability or potential Liability with respect to (i) any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or (ii) any other plan, program, policy, practice, arrangement or contract providing benefits or payments to current or former employees (or to their beneficiaries or dependents) of the Company or to any other Person (in each case of (i) and (ii), a “Plan”).

4.16 Insurance. Schedule 4.16 lists each insurance policy maintained by or for the benefit of the Company with respect to the Company’s assets, properties or businesses (including the name of the insurer, the policy number, and the period, amount and scope of coverage). Such policies are in amounts and have coverages as required by any contract to which the Company is a party or by which any of its assets or properties is bound. All such insurance policies are in full force and effect. The Company is not in default with respect to its obligations under any such insurance policy or has received written notice of cancellation or termination in respect of any such policy, and, to the Knowledge of the Company, no cancellation or termination of any such policy is pending or threatened by the current insurers of the Company.

4.17 Affiliate Transactions. To the Knowledge of the Company, except as disclosed on Schedule 4.17, neither (a) any current or former officer, director, manager, stockholder or unitholder of the Company, (b) any individual related by blood, marriage or adoption to any of the foregoing individuals, (c) any trust or comparable entity that is operated for the benefit of any of the individuals referred to in each of the foregoing clauses, nor (d) any entity in which any Person referred to in each of the foregoing clauses owns any beneficial interest, (i) is a party to any agreement, contract, commitment or transaction with the Company, or (ii) has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Company’s business.

4.18 Environmental and Safety Matters. The Company has obtained and complied in all material respects with all Licenses that may be required pursuant to Environmental Requirements or Safety Requirements for the occupation of its facilities and the operation of the Company’s business; and the Company is, and at all times been, in compliance in all material respects with all Environmental Requirements and Safety Requirements. To the Knowledge of the Company, there is no fact or circumstance which could form the basis for the assertion of any claim against any Company under any Environmental Requirements, including CERCLA or any similar Law, with respect to any on-site or off-site location, or under any Safety Requirements.

4.19 Litigation and Compliance with Law.

(a) Except as set forth on Schedule 4.19, there are no Proceedings, pending or, to the Company’s Knowledge, threatened against or affecting the Company, at Law or in equity, or before or by any Governmental Authority or instrumentality having jurisdiction over the Company. No notice of Proceeding, whether pending or threatened, has been received by the Company, and, there is no basis therefor.

(b) Except to the extent set forth on Schedule 4.19, (i) the Company has, at all times, conducted its business in compliance with all Legal Requirements applicable to the business or the assets of the Company (including, without limitation, obtaining all necessary authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and all regulations of the FDA), and (ii) the Company currently conduct the Company’s business operations in compliance with all Legal Requirements applicable to the Company’s business and assets.

(c) The Company has not received any written notice from the FDA or any other Governmental Authority that all biological and drug products being manufactured, distributed or developed by the Company or any preclinical or clinical trial conducted to date by or on behalf of the Company fails to meet the protocols requested by the FDA or otherwise necessary for inclusion as part of any IND or NDA submission to the FDA. The Company has made available to the Buyer all correspondence between the Company and the FDA through the Closing Date.

(d) The Company has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither the Company nor any employee of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state Law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state Legal Requirement.

4.20 Books and Records. The books of account and other financial records to be transferred to the Buyer pursuant hereto are in all material respects complete and correct, are maintained in accordance with all Legal Requirements, and are accurately reflected in the Financial Statements. The Company has provided to the Buyer and its Representatives true and complete copies of or access to all minute books or corporate records relating to the Company.

4.21 Bank Accounts, Letters of Credit and Powers of Attorney. Schedule 4.21 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore delivered to the Buyer true, correct and complete copies of each letter of credit and each power of attorney described in Schedule 4.21.

4.22 Customers and Suppliers.

(a) The Company has no revenues since inception.

(b) Schedule 4.22(b) sets forth a list of all suppliers to whom the Company made payments aggregating $1,000 or more during the fiscal year ended December 31, 2011, or expects to aggregate $10,000 or more during the fiscal year ending December 31, 2012, showing, with respect to each, the name, address and dollar volume involved.

4.23 Accuracy of Information Furnished by the Company; Full Disclosure. No written representation, statement or information made or furnished by the Company to the Buyer, including without limitation, those contained in this Agreement and the various attachments hereto, including the Schedules, and the other information and statements previously furnished by the Company to the Buyer, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein in light of circumstances in which they were made, not misleading. Except as contemplated by or disclosed in the Schedules, there is no fact or circumstance known to the Company that could reasonably be expected to result in a Material Adverse Change. The Company makes no other representation or warranties other than as expressly set forth in this Agreement and the Ancillary Agreements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

As a material inducement to the Buyer and the Merger Sub to enter into this Agreement, each Principal Stockholder, individually with respect to himself, herself or itself only, hereby represents and warrants to the Buyer and the Merger Sub that, as of the date hereof and as of the Closing Date:

5.1 Organization and Power. With respect to each Principal Stockholder that is a legal entity, such Principal Stockholder is duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its organization or formation, and has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Principal Stockholder is a party and to perform its obligations hereunder and thereunder and consummate the Transaction.

5.2 Authorization. The execution, delivery and performance by such Principal Stockholder of this Agreement and the Ancillary Agreements to which such Principal Stockholder is a party and the consummation of the Transaction have been duly and validly authorized by all requisite action on the part of such Principal Stockholder, and no approval or other proceedings on his, her or its part are necessary to authorize the execution, delivery or performance of this Agreement and such Ancillary Agreements. Such Principal Stockholder has the full power to sell, exchange, assign, transfer and deliver its shares of Company Stock to the Buyer or the Surviving Corporation, as the case may be, free and clear of all Liens. This Agreement has, been duly executed and delivered by such Principal Stockholder, and constitutes a legal, valid and binding obligation of such Principal Stockholder enforceable against such Principal Stockholder in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies. As of the Closing, the Ancillary Agreements to which such Principal Stockholder is a party will have been duly executed and delivered by such Principal Stockholder, and will constitute a legal, valid and binding obligation of such Principal Stockholder enforceable against such Principal Stockholder in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies.

5.3 Absence of Conflicts. Neither the execution and delivery by such Principal Stockholder of this Agreement and the Ancillary Agreements to which such Principal Stockholder is a party nor the performance by such Principal Stockholder of its obligations hereunder and thereunder in accordance with the terms of this Agreement and the Ancillary Agreements will not (with or without the giving of notice or the lapse of time, or both):

(a) contravene, conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter, bylaws, partnership agreement or similar organizational documents of such Principal Stockholder, if applicable;

(b) contravene, conflict with or result in a material violation or breach of, or give any Governmental Authority or other Person the right to challenge the Transaction under, any Legal Requirement applicable to such Principal Stockholder or any of such Principal Stockholder’s assets or properties, or require any consent or approval of or any notice or filing with any Governmental Authority or other Person; or

(c) contravene, conflict with or result in a material breach or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, contract or other instrument or obligation to which such Principal Stockholder is a party or by which any of such Principal Stockholder’s assets or properties is bound.

5.4 Title. As of the Closing, such Principal Stockholder is the sole record and beneficial owner of the Company Stock set forth opposite such Principal Stockholder’s name on Schedule 4.3 hereto. Except as set forth on Schedule 5.4, such Principal Stockholder is not a party to any voting trust, proxy or other contract or understanding between or among any Persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company.

5.5 Litigation. There is no Proceeding at law or in equity pending or, to the Knowledge of such Principal Stockholder, threatened in writing against, and there is no outstanding Order applicable to, such Principal Stockholder or the Company that seeks to restrain, enjoin, prevent or prohibit the consummation of any part of the Transaction.

5.6 Investment Representations.

(a) Such Principal Stockholder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the 1933 Act or such Principal Stockholder either alone or with his purchaser representative has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks involved in acquiring shares of Buyer Common Stock in connection with the Merger. Such Principal Stockholder either alone or with his purchaser representative has sufficient knowledge and experience in investing in companies similar to the Buyer so as to be able to evaluate the risks and merits of an investment in Buyer Common Stock. Such Principal Stockholder is able to financially bear the risks of loss of its entire investment in Buyer Common Stock issuable hereunder.

(b) Such Principal Stockholder has carefully read this Agreement and the Information Statement provided in connection herewith, including all exhibits and appendices hereto and thereto. The Buyer has made available to such Principal Stockholder and/or its attorney all documents and materials that it or they have requested relating to an investment in the Buyer and has provided answers to all of its or their questions concerning an investment in the Company and such Principal Stockholder has carefully reviewed all such documents and materials. In evaluating the suitability of an investment in the Buyer, such Principal Stockholder has not relied upon any representations or other information (whether oral or written) other than set forth in the Information Statement provided in connection herewith.

(c) Such Principal Stockholder is acquiring the shares of Buyer Common Stock for his or her own account as principal, and not as nominee or agent, for investment purposes and not with a view to or for sale in connection with any distribution thereof except for any distribution in compliance with the registration provisions of the 1933 Act.

(d) Such Principal Stockholder understands that the shares of Buyer Common Stock being issued in connection with the Merger are “restricted” under applicable U.S. federal and state securities laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that, pursuant to these laws and applicable regulations, the Principal Stockholder must hold the shares of Buyer Common Stock indefinitely unless they are registered with the Securities and Exchange Commission (the “SEC”), and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Principal Stockholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the timing and manner of sale, the holding period for the share of Buyer Common Stock, and on requirements relating to the Buyer which are outside of the Principal Stockholder’s control, and which the Buyer is under no obligation and may not be able to satisfy. In this connection, such Principal Stockholder represents that it is familiar with Rule 144 promulgated under the 1933 Act, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act

(e) Such Principal Stockholder understands that the representations and warranties contained in this Section 5.6 are given with the intention that Buyer may rely thereon for purposes of claiming such exemptions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB

As a material inducement to the Company and the Principal Stockholders to enter into this Agreement, the Buyer and the Merger Sub hereby represent and warrant to the Company and the Principal Stockholders that as of the date hereof and as of the Effective Time:

6.1 Organization and Power. Each of the Buyer and the Merger Sub is a corporation validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.

6.2 Authorization of Transaction. Each of the Buyer and the Merger Sub has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transaction. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Buyer or the Merger Sub is a party and the consummation of the Transaction have been duly and validly authorized and approved by all requisite action on the part of the Buyer and the Merger Sub and no other proceedings (corporate or otherwise) on the part of the Buyer or the Merger Sub are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the Transaction. This Agreement has been duly executed and delivered by the Buyer and the Merger Sub and constitutes the valid and binding agreement of the Buyer and the Merger Sub enforceable against them in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies. As of the Closing, the Ancillary Agreements to which the Buyer or the Merger Sub is a party will have been duly executed and delivered by such Person, and will constitute a legal, valid and binding obligation of such Person enforceable against it in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies.

6.3 Absence of Conflicts. Neither the execution and delivery of this Agreement nor the consummation or performance of the Transaction, will (with or without notice or lapse of time), (a) contravene, conflict with, or result in a violation of any provision of the certificate of incorporation, bylaws or comparable organizational documents of the Buyer or the Merger Sub; (b) materially contravene, conflict with, or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Transaction under, any Legal

Requirement to which the Buyer, the Merger Sub or any of their Subsidiaries may be subject; and (c) materially contravene, conflict with, or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any License that is held by the Buyer, the Merger Sub or any of their Subsidiaries.

6.4 Litigation. As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Buyer, threatened against or affecting the Buyer at law or in equity, or before or by any Governmental Authority, which would materially affect the performance of the Buyer or the Merger Sub or their obligations under this Agreement or the Ancillary Agreements to which the Buyer or the Merger Sub is a party or the consummation of the Transaction.

6.5 Brokers’ Fees. No agent, broker, finder, investment banker or other Person, acting on behalf of the Buyer or any of its Affiliates, is or will be entitled to any fee, commission or other payment from the Buyer or any of its Affiliates in connection with this Agreement or the Transaction.

6.6 SEC Reports; Financial Statements. The Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by the Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof since December 31, 2009 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Buyer has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Buyer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

6.7 Absence of Certain Developments. Except as disclosed in the SEC Reports, since September 30, 2011 through the date hereof, there has occurred no change which, individually or in the aggregate, has resulted in a material adverse change of the Buyer.

ARTICLE VII

TAX MATTERS COVENANTS

7.1 Stockholders Tax Indemnification. Notwithstanding Article IX hereto, each of the Principal Stockholders shall, jointly and severally, indemnify and defend the Buyer Indemnitees and hold them harmless from and against (without duplication) any Losses attributable to (i) all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date and the portion through the Tax Effective Time of any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an Affiliated Group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-United States law or regulation, and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date.

7.2 Closing of Taxable Period. The Stockholders and the Buyer shall, to the extent permitted by applicable Legal Requirements, elect with the relevant Governmental Authorities to close the Taxable period of the Company at 11:59 p.m. on the Closing Date. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company and the amount of any sales, use, employment or withholding Taxes of the Company shall be determined based on an interim closing of the books as of 11:59 p.m. on the Closing Date (the “Tax Effective Time”) (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

7.3 Responsibility for Filing Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are due after the Closing Date. Any expenses incurred by the Buyer in preparation of said Tax Returns shall be borne by the Principal Stockholders and that number of shares of Buyer Common Stock equal to such expenses (calculated using the closing price of the Buyer Common Stock on the Business Day immediately preceding the date such payment is to be made to the Buyer) shall be deducted from the Escrow Shares as an adjustment to the Merger Consideration. The Buyer and the Stockholders’ Representative shall consult and cooperate as to any elections to be made on Tax Returns of the Company for periods ending on or before 11:59 p.m. on the Closing Date.

7.4 Cooperation on Tax Matters.

(a) The Buyer and the Company, on the one hand, and the Principal Stockholders, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article VII and any Tax Contest. The Company and each Principal Stockholder agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Buyer or the Principal Stockholders, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or such Principal Stockholder, as the case may be, shall allow the other Party to take possession of such books and records.

(b) The Buyer and each Principal Stockholder further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction contemplated by this Agreement), and to provide the other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code, Section 6043A of the Code, and all Treasury Regulations promulgated thereunder.

7.5 Tax Contests. The Buyer shall control any Tax Contest, including determining actions taken to pay, dispute, compromise or settle such Taxes, and the Stockholders’ Representative shall have the right to participate in such Tax Contest to the extent the proceedings relate to any matter which may give rise to an indemnification payment by the Principal Stockholders under this Article VII, or to the extent the proceedings may materially adversely affect the Principal Stockholders’ Liability for Taxes relating to the Company; provided, however, neither the Buyer nor the Company, may compromise or settle any such Tax Contest in a manner that would reasonably be expected to adversely affect a Principal Stockholder with respect to any Taxable period for which such Principal Stockholder is responsible pursuant to this Article VII, without the prior written consent of such Principal Stockholder (which consent shall not be unreasonably withheld, conditioned or delayed). Any consent required under this Article VII to be given by a Principal Stockholder may be given by the Stockholders’ Representative, and if given, shall be binding on such Principal Stockholder. In any Tax Contest where a Principal Stockholder elects to participate, each Party shall bear its own costs for participating in such Tax Contest, and all Parties shall cooperate in good faith before any final resolution is reached.

7.6 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transaction shall be paid one-half by the Buyer and one-half by the Stockholders.

ARTICLE VIII

EMPLOYMENT MATTERS AND OTHER COVENANTS

8.1 New Employment Arrangements. The Company shall cause each employment agreement or other arrangement listed on Schedule 4.15(a) to be terminated at or prior to the Effective Time, and the Company shall offer to the employees listed on Schedule 8.1 attached hereto (each a “Key Employee,” and collectively, the “Key Employees”) employment by the Buyer, each pursuant to an employment agreement in form and substance mutually agreed to by the Buyer and such Key Employee (each a “Key Employee Employment Agreement”). Each employee of the Company who remains an employee of Buyer or the Surviving Corporation after the Closing Date, including the Key Employees, shall be referred to hereafter as a “Continuing Employee.” Continuing Employees shall be eligible to receive benefits consistent with Buyer’s applicable human resources policies. Continuing Employees shall execute any standard agreements required to be executed by Buyer’s employees.

8.2 COBRA Coverage. Upon and at all times after the Effective Time, the Surviving Corporation and Buyer shall be solely responsible for providing, and shall assume the obligation to provide, COBRA Coverage with respect to any employees of the Company or other Persons who will be entitled to COBRA Coverage, as a result of the transactions contemplated by this Agreement or otherwise, as required by COBRA and other applicable laws.

8.3 Appointment of Directors. Effective as of the Effective Time, the Buyer shall cause Christopher Clement to be appointed as a member of the Board of Directors of the Buyer, in addition to his appointment as Chief Operating Officer of the Buyer. Following the Effective Time, the Buyer shall also cause to be appointed as a member of the Board of Directors of the Buyer an individual designated by the Stockholders’ Representative, subject to the approval of the Board of Directors of the Buyer (which approval shall not be unreasonably withheld or delayed), who satisfies the requirements for an independent director under applicable federal securities laws and the applicable rules of any national securities exchange upon which the Buyer Common Stock is listed.

ARTICLE IX

SURVIVAL, INDEMNIFICATION AND RELATED MATTERS

9.1 Survival. Except as otherwise expressly set forth in this Agreement, the representations, warranties, covenants and agreements of the Company, the Principal Stockholders, and the Stockholders in this Agreement and the Ancillary Agreements, and the rights of the Parties to seek indemnification with respect thereto, shall survive the Closing for eighteen (18) months following the Closing Date, except for the representations, warranties and indemnity obligations contained in Sections 4.1 (Organization and Corporate Power), 4.2 (Authorization of Transaction), 4.3 (Capitalization), 4.13 (Brokerage), and Article VII (Tax Matters Covenants), which shall survive for thirty (30) days past the applicable statute of limitations (taking into account any extensions); and except as otherwise expressly set forth in this Agreement no claim for any Losses may be brought on account of any of the foregoing beyond the applicable survival period. The sections enumerated in the preceding sentence shall be referred to herein collectively as the “Designated Representations.” Notwithstanding the foregoing, any claims asserted in good faith and with reasonable specificity (to the extent known at such time) and in writing by notice from any Buyer Indemnitee prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. In any such case, such representation, warranty, covenant or agreement shall survive, only for the purposes of claims for indemnity related to such event and not for the purposes of claims for indemnity related to any other event, until any claim for indemnity related to such event is resolved.

9.2 Indemnification.

(a) Indemnity Obligation of the Principal Stockholders.

(i) Subject to the terms and conditions contained in this Article IX, each of the Principal Stockholders, jointly and severally, shall indemnify, defend and hold harmless the Buyer, the Company, any other Affiliate of the Buyer and their respective Representatives (collectively, the “Buyer Indemnitees”)from and against, and pay to the Company and, if appropriate, the other Buyer Indemnitees, any loss, deficiency, damage, Liability, claim, action, obligation, cost, Tax, expense or other charge (including interest, penalties, reasonable legal, accounting, consultant and expert fees and expenses) (each, a “Loss” and collectively “Losses”), which the Company or the other Buyer Indemnitees may suffer, sustain or become subject to:

(A) as a result of the breach by the Company of any representation or warranty made by the Company in this Agreement or any Ancillary Agreement;

(B) as a result of the breach by the Company of any covenant or other agreement made by the Company in this Agreement or any Ancillary Agreement;

(C) in respect of Taxes in accordance with Article VII;

(D) as a result of any Third Party Proceeding arising out of or relating to the Company prior to the Closing, whether or not disclosed on any Schedule;

(E) as a result of any Third Party Proceeding arising out of or relating to any Actions by Stockholders in connection with or arising from the consummation of the transactions contemplated herein;

(F) as a result of any Third Party Proceeding arising out of or relating to any prior discussions, letters of intent or agreements entered into prior to the Closing concerning the acquisition of the Company or any capital stock of the Company, whether or not disclosed on any Schedule;

(G) relating to any Existing Indebtedness as of the Closing Date that is not paid at Closing; and

(H) arising from or otherwise relating to any Stockholders’ Transaction Expenses, whenever arising or submitted to the Company.

(ii) Subject to the terms and conditions contained in this Article IX, each Principal Stockholder (as to himself, herself or itself only) shall indemnify, defend and hold harmless the Buyer Indemnitees from and against, and pay to the Buyer Indemnitees, any Loss that any Buyer Indemnitee may suffer, sustain or become subject to arising from, relating to or otherwise in respect of any breach by such Principal Stockholder of: (A) any representation or warranty made by such Principal Stockholder in Article V or any Ancillary Agreement, or (B) the covenants or other agreements made by the Principal Stockholders in this Agreement or any Ancillary Agreement.

(b) [Intentionally Omitted].

(c) Procedure.

(i) If any Buyer Indemnitee seeks indemnification under this Section 9.2, such party (the “Indemnified Party”) shall give written notice to the party or parties from whom or which such Indemnified Party is seeking indemnification under this Agreement (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim, which shall mean notice to the Stockholders’ Representative. In that regard, if any Proceeding shall be brought or asserted in writing by any third party (“Third Party Proceeding”) for which an Indemnified Party may seek indemnification pursuant to this Section 9.2, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in reasonable detail (if known) the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if it so elects by written notice to the Indemnified Party prior to the expiration of the Dispute Period, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses. Notwithstanding the foregoing, the failure of an Indemnified Party to give any notice contemplated by this Section 9.2(c)(i) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, the Indemnifying Party’s ability to remedy, contest, defend or settle with respect to such Third Party Proceeding is actually prejudiced thereby.

(ii) If the Indemnifying Party elects to assume and control the defense, prior to the expiration of the Dispute Period as provided in Section 9.2(c)(i) above, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party, unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) there exists a conflict of interest between the interests of the Indemnified Party and the Indemnifying Party, or (C) the Indemnifying Party has failed to assume the defense and employ counsel. The Indemnifying Party shall not be liable for any settlement of any Third Party Proceeding that is effected without the written consent of the Indemnifying Party.

(iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in notice contemplated by Section 9.2(c)(i) or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the notice will be conclusively deemed a Liability of the Indemnifying Party under Section 9.2(a) and the Indemnifying Party shall pay the amount of such Loss (subject to the provisions of this Article IX) to the Indemnified Party on demand.

(d) [Intentionally Omitted].

(e) Limitations. The following provisions shall apply notwithstanding any other provision contained in this Article IX:

(i) Except in respect of any Loss in connection with claims arising from fraud willful misconduct or intentional breach of covenants or other agreements herein by the Stockholders, the Principal Stockholders or the Company in connection with the Transaction or a breach of a Designated Representation, the aggregate Liability for indemnification pursuant to Sections 9.2(a)(i)(A) shall not exceed the Cap Amount.

(ii) Except in respect of any Loss in connection with claims arising from fraud willful misconduct or intentional breach of covenants or other agreements herein by the Stockholders, the Principal Stockholders or the Company or a breach of a Designated Representation, in no event shall any Party be liable pursuant to Sections 9.2(a)(i)(A) or 9.2(a)(ii)(A) unless and until the aggregate amount of all such Losses exceeds $75,000 (the “Basket”), after which point the Principal Stockholders, as applicable, shall be liable for the amount of all such Losses.

(iii) Losses attributable to Taxes shall be resolved in accordance with Article VII.

(f) Materiality/Knowledge. Each of the representations and warranties that contains any “Material Adverse Change,” “in all material respects,” or other materiality (or correlative meaning) qualification shall be deemed to have been given as though there were no such qualification for purposes of determining the amount of Losses under this Article IX, but not for purposes of determining the accuracy of any representation or warranty. Each of the representations and warranties that contains any “Knowledge”, “to the knowledge of” or other knowledge (or correlative meaning) qualification shall be deemed to have been given as though there were no such qualification for purposes of determining whether a breach of such representation or warranty has occurred.

(g) Exclusive Remedies. Except for injunctive action or other equitable remedies, or fraud or willful misconduct, the remedies provided in this Article IX shall be exclusive remedies of the Parties after the Closing in respect of any matter arising out of or in connection with this Agreement or any Ancillary Agreement.

9.3 Escrow; Satisfaction of Losses.

(a) Distributions Related to Escrow Shares. The Escrow Shares shall be used to satisfy pursuant to Section 9.3(b) any Losses of any Buyer Indemnitee for which an Indemnified Party delivers an indemnification notice under Section 9.2(c) to the Stockholders’ Representative on or prior to the date that is eighteen (18) months immediately following the Closing Date. On the date that is eighteen (18) months immediately following the Closing Date, the Buyer and Stockholders’ Representative shall cause the Escrow Agent to deliver to the Stockholders’ Representative, on behalf of the Principal Stockholders, an amount equal to (i) the Escrow Shares, minus (ii) any and all amounts satisfied by Buyer by set-off of the Escrow Shares for satisfaction of Losses pursuant to Section 9.3(b), minus (iii) if any indemnification claim for

Losses of any Buyer Indemnitee contained in any indemnification notice delivered pursuant to Section 9.1(c) prior to the date that is eighteen (18) months immediately following the Closing Date is not finally resolved, an amount equal to Buyer’s good faith estimate of the cumulative amount of all Losses disputed in any such claims as of such time (the “Pending Claim Escrow Amount”). The Pending Claim Escrow Amount shall be held as security and used by Buyer to satisfy any such disputed claims on a dollar for dollar basis. If it is finally determined pursuant to Section 9.2(c) that no Buyer Indemnitee is entitled to any portion of the Pending Claim Escrow Amount or any portion of the Pending Claim Escrow Amount is not used to set-off against any such pending claims (the “Pending Claim Escrow Excess”), the Pending Claim Escrow Excess shall be delivered to the Stockholders’ Representative, on behalf of the Principal Stockholders. The Stockholders’ Representative shall distribute amongst the Principal Stockholders any and all payments of the Escrow Shares received by the Stockholders’ Representative to the Principal Stockholders pro rata, based upon the percentages used to calculate the number of shares of each Principal Stockholder’s Closing Date Merger Consideration Shares that were deposited in the Escrow Fund; provided, if any amounts are set-off against the Escrow Shares or the Pending Claim Escrow Amount for any Buyer Indemnitee Losses under Section 9.2(a)(ii) or any breach of any representation, warranty or covenant contained in a Letter of Transmittal, the Stockholders’ Representative shall reduce the amounts that would otherwise be payable from the Escrow Shares to the Principal Stockholder whose breach created such indemnification payment (it being the intent of the Parties, as between the Stockholders, that such Principal Stockholder should pay all amounts arising from such Principal Stockholder’s breach).

(b) Satisfaction of Buyer Indemnitees Losses; Set-Off of Escrow Shares and Contingent Merger Consideration Shares. Except with respect to the indemnity obligations contained in Article VII, any indemnification obligations owed to the Buyer Indemnitees shall be satisfied first by set-off against the Escrow Shares or the Pending Claim Escrow Amount, as applicable, by reducing the Escrow Shares or the Pending Claim Escrow Amount, as applicable, on a dollar for dollar basis by the amount of such indemnification obligations, unless or until the Escrow Shares, or Pending Claim Escrow Amount, if applicable, has been reduced to zero. The value of the Escrow Shares for all purposes under this Article IX, shall be calculated using the closing price of the Buyer Common Stock on the Business Day immediately preceding the date on which such set-off or reduction is to occur. Once the Escrow Shares and the Pending Claim Escrow Amount has been reduced to zero, any remaining indemnification owing to a Buyer Indemnitee by any Principal Stockholder pursuant to this Article IX shall be effected within fifteen (15) Business Days after the determination thereof by wire transfer of immediately available funds from such Principal Stockholder to an account designated in writing by the applicable Buyer Indemnitee. Notwithstanding anything else contained herein, the Buyer shall have the right, but not the obligation, to satisfy any Buyer Indemnitee Losses by set-off against the Contingent Merger Consideration Shares to which the Principal Stockholders are entitled pursuant to Article II hereof on a dollar for dollar basis. The value of the Contingent Merger Consideration Shares for all purposes under this Article IX, shall be calculated using the closing price of the Buyer Common Stock on the Business Day immediately preceding the date on which such set-off is to occur.

ARTICLE X

ADDITIONAL AGREEMENTS

10.1 Press Releases and Announcements. No press releases or other announcements to the employees, customers or suppliers of the Company related to this Agreement, any Ancillary Agreement or the Transaction shall be issued without the mutual approval of the Buyer and the Stockholders’ Representative; provided, however, that the Buyer may issue a press release after the stock market closes or before the stock market opens on the Closing Date. Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, nothing herein or in any Ancillary Agreement shall prohibit the Buyer from making any filings with or disclosures to any third party and/or any Governmental Authority (including any national securities exchange) with respect to this Agreement, any Ancillary Agreement or the Transaction, as may be required by applicable Legal Requirements or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

10.2 Further Assurances. The Parties hereto each agree to execute such other documents or agreements or do such other acts as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the Transaction. In addition, the Buyer agrees to cooperate reasonably with the Stockholders’ Representative, at Stockholders’ Representatives expense, to the extent the Stockholders’ Representative requests access to documents, employees or data in the event that the Stockholders become the subject of an audit or investigation by a Governmental Authority. From time to time, as and when requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement. The Principal Stockholders agree, for a period of two (2) years after the Closing Date, upon the request of the Buyer, to assist the Buyer in compiling historical information of the Company (including the compilation of financial information or otherwise) and to comply with any financial reporting obligations imposed by applicable legal requirements, including the provision of audited financial statements for the calendar year ended December 31, 2011 in accordance with GAAP.

10.3 Expenses. Except as otherwise provided herein, the Buyer and the Merger Sub on the one hand and the Company and the Stockholders on the other hand will pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Transaction.

10.4 Stockholders’ Representative. Each Principal Stockholder hereby irrevocably constitutes and appoints Christopher Clement (the “Stockholders’ Representative”), as such Principal Stockholder’s agent and attorney-in-fact, with full power and authority to act, including full power of substitution, in his, her or its name and on his, her or its behalf with respect to all matters arising from or in any way relating to this Agreement and any other agreement entered into in connection with this Agreement (including the Ancillary Agreements) or the Transaction, including to do all things and to perform all acts required or deemed advisable, in its sole discretion, in connection with the Transaction as fully as such Principal Stockholder could if then personally present and acting alone. Without limitation, (i) any communication or other delivery validly delivered to the Stockholders’ Representative shall be deemed to have been validly delivered to each Principal Stockholder, (ii) any consent given or waiver of any provision of this Agreement or any other agreement entered into in connection with this Agreement, by the Stockholders’ Representative shall be binding upon each and every Principal Stockholder, and (iii) except as otherwise provided in Section 11.1, the Stockholders’ Representative is hereby authorized to execute for and on behalf of each Principal Stockholder any amendment to this Agreement or any other agreement entered into in connection with this Agreement. This appointment of agency and this power of attorney is coupled with an interest and shall be irrevocable and shall not be terminated by any Principal Stockholder or by operation of law. Neither the Stockholders’ Representative nor any agent employed by it shall incur any Liability to any Principal Stockholder by virtue of the failure or refusal of the Stockholders’ Representative for any reason to consummate the Transaction or relating to the performance of its other duties hereunder or any of its omissions or actions with respect thereto. The Principal Stockholders, jointly and severally, agree to indemnify the Stockholders’ Representative, his successors, assigns, agents, attorneys and affiliates (the “Stockholders’ Representative Parties”) and to hold the Stockholders’ Representative Parties harmless against any and all losses, Liabilities or expenses incurred without bad faith on the part of the Stockholders’ Representative and arising out of or in connection with his duties as Stockholders’ Representative, including the reasonable costs and expenses incurred by the Stockholders’ Representative in defending against any claim or Liability in connection herewith.

ARTICLE XI

MISCELLANEOUS

11.1 Amendment. This Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the Company, the Buyer, the Merger Sub and the Stockholders’ Representative; provided, however, that any amendment which adversely and disproportionately affects a particular Principal Stockholder relative to the other Principal Stockholders shall also require the written approval of such Principal Stockholder.

11.2 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the Buyer, the Company, the Merger Sub and the Stockholders’ Representative; provided, however, that any waiver which adversely and disproportionately affects a particular Principal Stockholder relative to the other Principal Stockholders, shall also require the written approval of such Principal Stockholder. Any waiver effected pursuant to this Section 11.2 shall be binding. No failure to exercise, and no delay in exercising, any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement.

11.3 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery when personally delivered, (b) one (1) Business Day after being sent by reputable overnight courier service (charges prepaid), or (c) on the date of the next Business Day following the date indicated on the return receipt if delivered by registered or certified mail (postage prepaid, return receipt requested). Such notices, demands and other communication shall be sent to the intended recipient at the following address:

if to Buyer or Merger Sub

DARA BioSciences, Inc.

8601 Six Forks Road

Suite 160

Raleigh, NC 27615

Attention: Chief Executive Officer

with a copy to:

Womble Carlyle Sandridge & Rice LLP

271 17th Street, N.W., Suite 2400

Atlanta, Georgia 30363

Attention: G. Donald Johnson

if to the Company

Oncogenerix, Inc.

3069 Pionalelli Crescent

Mount Pleasant, South Carolina 29466

Attention: Christopher Clement

with a copy to:

Gracin & Marlow, LLP

Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Attention: Hank Gracin, Esq and Leslie Marlow, Esq

or to such other address or to the attention of such other Person as the recipient Party has specified by prior written notice to the sending Party.

11.4 Binding Agreement; Assignment. This Agreement and all the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors, heirs, beneficiaries, representatives and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (i) by the Company without the prior written consent of the Buyer; (ii) by any Principal Stockholder without the prior written consent of the Company and the Buyer; or (iii) by the Buyer without the prior written consent of the Company, except that upon written notice to the Company and the Stockholders’ Representative, the Buyer may (A) make a collateral assignment of its rights hereunder to any lender to the Buyer or any of its Affiliates or (B) assign its rights and obligations hereunder to one or more of its wholly-owned Affiliates so long as the Buyer remains liable for all of its obligations under this Agreement.

11.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Upon such determination that any term or provision is illegal, invalid or incapable of being enforced, the Company, the Buyer and the Stockholders’ Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transaction may be fulfilled to the extent possible.

11.6 No Strict Construction. The language used in this Agreement will be deemed to be the language jointly chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

11.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no captions had been used in this Agreement.

11.8 Entire Agreement. This Agreement (including the Ancillary Agreements and the Exhibits and Schedules hereto and thereto) and the Confidentiality Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof; provided that, this Agreement shall not supersede or in any way modify the terms of the Confidentiality Agreement, which agreement shall remain in full force and effect.

11.9 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

11.10 Governing Law; Venue.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each of the Parties (i) consents to submit itself to the exclusive personal jurisdiction of the courts of the State of Delaware, located in the County of New Castle, or the United States District Court for the District of Delaware (and appellate courts from any of the foregoing), in the event any dispute arises out of this Agreement or the Transaction, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that any action relating to this Agreement or the Transaction shall be brought exclusively in the courts of the State of Delaware, located in the County of New Castle, or the United States District Court for the District of Delaware (and appellate courts from any of the foregoing).

11.11 Waiver of Jury Trial. EACH OF THE BUYER, THE PRINCIPAL STOCKHOLDERS, THE STOCKHOLDERS’ REPRESENTATIVE, ON BEHALF OF THE STOCKHOLDERS, AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

11.12 Parties in Interest. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and, except as provided under Article VII and Article IX, nothing herein express or implied shall give or be construed to give to any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder.

11.13 Exhibits and Schedules. The Exhibits and Schedules constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

11.14 Certain Interpretive Matters and Definitions. Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) “or” is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa, (v) words of any gender include each other gender; the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (vi) each accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP, (vii) the term “obligations” means all such matters of any nature, whether fixed or contingent, known or unknown, or arising under contract, law, equity or otherwise, and (viii) the word “including” and similar terms following any statement will not be construed to limit the statement to matters listed after such word or term, whether or not a phrase of nonlimitation such as “without limitation” is used. All references to “$” or dollar amounts will be to lawful currency of the United States of America. Any representation or warranty contained herein as to the enforceability of a contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirement affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

[Signature Pages Follow]

SIGNATURE PAGES TO THE AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

DARA BIOSCIENCES, INC.

By:	/s/ David J. Drutz
Name:	David. J. Drutz, M.D.
Title:	Chief Executive Officer

MERGER SUB:

ONCOGENERIX ACQUISITION CORPORATION

By:	/s/ David J. Drutz
Name:	David. J. Drutz, M.D.
Title:	Chief Executive Officer

[SIGNATURES CONTINUE ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

COMPANY:

Oncogenerix, Inc.

By:	/s/ Christopher Clement
Name:	Christopher Clement
Title:	President and Chief Executive Officer

PRINCIPAL STOCKHOLDERS:

/s/ Christopher Clement
CHRISTOPHER CLEMENT

/s/ David Benharris
DAVID BENHARRIS

/s/ Michael Radomsky
MICHAEL RADOMSKY

STOCKHOLDERS’ REPRESENTATIVE:

/s/ Christopher Clement
CHRISTOPHER CLEMENT

[END OF SIGNATURE PAGES]